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                                                                    EXHIBIT 12.1

                              REDBACK NETWORKS INC.
                Computation of Ratio of Earnings to Fixed Charges


                              Pursuant to Item 503
                                 Regulation S-K



                                       PERIOD FROM
                                        AUGUST 30,
                                           1996
                                        (INCEPTION)                                         THREE MONTHS ENDED
                                          THROUGH          YEAR ENDED DECEMBER 31,              MARCH 31,
                                       DECEMBER 31,    ---------------------------------  -----------------------
                                           1996          1997        1998        1999       1999         2000
                                       --------------  ---------   ---------   ---------  ----------  -----------
                                                                (DOLLARS IN THOUSANDS)
Net loss............................   $        (142)  $ (4,411)   $ (9,876)   $ (7,919)  $  (3,801)  $  (85,237)
Interest............................              --         60         223         319          22          279
Amortization of interest expense
 related to warrants issued.........              --         25          28          28           7            7
Lease rental expense representative
 of interest (1)....................              --         48         147         414          28          196
                                       --------------  ---------   ---------   ---------  ----------  -----------
Net loss before fixed charges.......            (142)    (4,278)     (9,478)     (7,158)     (3,744)     (84,755)
                                       --------------  ---------   ---------   ---------  ----------  -----------

Less: fixed charges
Interest............................              --         60         223         319          22          279
Amortization of interest expense
   related to warrants issued.......              --         25          28          28           7            7
Lease rental expense representative
   of interest (1)..................              --         48         147         414          28          196
                                       --------------  ---------   ---------   ---------  ----------  -----------
Total fixed charges.................              --        133         398         761          57          482
                                       --------------  ---------   ---------   ---------  ----------  -----------
Net loss............................   $        (142)  $ (4,411)   $ (9,876)   $ (7,919)  $  (3,801)  $  (85,237)
                                       ==============  =========   =========   =========  ==========  ===========

Ratio of earnings to fixed charges..             N/A        N/A         N/A         N/A         N/A          N/A
Deficiency in earnings..............             (2)   $ (4,411)   $ (9,876)   $ (7,919)  $  (3,801)  $  (85,237)
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(1)  Calculated as one-third of rentals, which is a reasonable approximation of the interest factor.

(2) Redback had no fixed charges in the period from inception (August 30, 1996) through December 31, 1996.